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                                                                 Exhibit 10.5(d)

                                 April 29, 2002

Mark Sarvary
7 Fox Run
Purchase, NY  10577

Dear Mark:

         This letter will confirm our understanding of the arrangements under which your Employment Agreement ("Employment Agreement"), dated May 3, 1999, with the Company (as modified by your letter agreement ("Letter Agreement"), dated January 15, 2002, with the Company) is terminated. The terms and conditions of the termination of your employment with the Company are set out below.

           1. The parties hereby acknowledge and confirm that your employment with the Company is terminated effective as of April 30, 2002 (the "Termination Date") and that such termination shall constitute a Qualifying Termination (as defined in the Letter Agreement). In addition, the parties hereby acknowledge and confirm that your resignation as a Director of J. Crew Group, Inc. ("Parent") is also effective as of the Termination Date.

           2. Subject to this Agreement becoming effective (as described in Paragraph 18 hereof), the Company will pay you a lump-sum amount equal to two (2) times your base salary on the Termination Date. You will also be entitled to receive the following benefits. The Company shall continue to provide medical plan coverage substantially similar to the medical plan coverage that it provides its active employees, as it may be amended from time to time, until the earlier of (i) the second anniversary of the Termination Date (i.e. April 30, 2004), (ii) the date that you become employed as a full-time employee with a new employer or
                (iii) the date that you become eligible to be covered by comparable plan of a subsequent employer, provided that the Company shall provide such coverage by paying your COBRA continuation coverage for the COBRA coverage period and thereafter, the Company shall only provide such coverage to the extent that the monthly cost of such coverage does not exceed the cost of your monthly COBRA premiums as in effect on the last month of your COBRA continuation period. In order to receive the foregoing medical coverage you shall cooperate with the reasonable requests of the Company, including without limitation any request to submit to medical examinations and elect COBRA continuation coverage. The Company shall also provide you with life insurance coverage equivalent to the coverage provided immediately prior to the Termination Date (namely two-times your base salary as of the Termination Date) under the same terms as it provides such coverage to its active employees under its life insurance plan, as it may be amended from time to time, until the earlier of (i) the twenty-four month anniversary of the date of the Letter Agreement (i.e. January

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                15, 2004), (ii) the date that you become employed as a full-time employee with a new employer or (iii) the date that you become eligible to be covered by comparable plan of a subsequent employer. The foregoing payments shall be reduced by any required tax withholdings and shall not be taken into account as compensation and no service credit shall be given after the Termination Date for purposes of determining the benefits payable under any other plan, program, agreement or arrangement of the Company. You acknowledge that, except for the foregoing payments, you are not entitled to any payment by the Company in the nature of either severance or termination pay.

           3. As of the Termination Date, you have vested options to purchase 108,800 shares of Common Stock of Parent ("Common Stock") at $10.00 per share. In addition, the Company hereby agrees that options to purchase an additional 54,400 shares of Common Stock at $10.00 per share shall vest and become exercisable on May 10, 2002 (such additional options together with the options vested as of the Termination Date are collectively referred to as the "Vested Options"). Notwithstanding anything to the contrary, all of the Vested Options shall remain exercisable until the third anniversary of the Termination Date (i.e. April 30, 2005), subject in all other respects to the provisions of your stock option agreement with Parent and the J. Crew Group, Inc. 1997 Stock Option Plan ("Option Plan"). All other unvested options (totaling 108,800 options to purchase Common Stock at $10.00 per share) shall terminate effective as of the Termination Date. All shares of Common Stock acquired by you pursuant to the Vested Options shall be subject to the Stockholders' Agreement attached to the Option Plan as Exhibit B and Section 2(f) of the Employment Agreement relating to your put right.

                In consideration of the extension relating to the Vested Options described above and notwithstanding anything in the Stockholders' Agreement to the contrary, however, you hereby agree that the Company (or its designated assignee) shall have the right, during the 120 day period immediately following the expiration of the six month period after any shares of Common Stock are acquired by you, to purchase from you all or any portion of such shares at a per share price equal to the Fair Market Value (as defined in the Option Plan) of a share of Common Stock determined as of the date as of which such right is exercised.

           4. The parties acknowledge and agree that you shall repay in full the principal amount of the Company Loan (as defined in the Letter Agreement) (currently $850,000 principal balance still outstanding) on the earliest of (i) June 1, 2005, (ii) the date that you sell or otherwise dispose of your primary residence located at 7 Fox Run, Purchase, New York, and (iii) the one year anniversary of the date that you commence full time continuous employment with any subsequent employer. Notwithstanding the foregoing, you agree that any and all proceeds generated from the sale or disposition of all or any portion of your shares of Common Stock (less the amount you paid to the Company for such shares) shall be immediately applied to the payment of the outstanding principal amount of the Company Loan. In the event of a repurchase of Common Stock by the Company, you authorize the Company to withhold any payments for such Common Stock and apply such proceeds to the repayment of the Company Loan.

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           5.   By signing this Agreement, you agree that in exchange for the additional consideration set forth herein, you hereby voluntarily, fully and unconditionally release and forever discharge the Company, Parent, their present and former parent corporation(s), subsidiaries, divisions, affiliates and otherwise related entities and their respective incumbent and former employees, directors, plan administrators, officers and agents, individually and in their official capacities (collectively, the "Releasees"), from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or claimed, to whomever made, which you have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever, up to the present time, arising out of or related to your employment with the Company or the termination of such employment, including, by way of examples and without limiting the broadest application of the foregoing, any actions, causes of action, or claims under any contract or federal, state or local decisional law, statues, regulations or constitutions, any claims for notice, pay in lieu of notice, wrongful dismissal, breach of contract, defamation or other tortious conduct, discrimination on the basis of actual or perceived disability, age, sex, race or any other factor (including, without limitation, any claim pursuant to Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, as amended, the Family and Medical Act of 1993, the Equal Pay Act of 1963, the Fair Labor Standards Act, the State, City and local laws of New York, and the equal employment law or laws of the state and/or city in which you work), any claim pursuant to any other applicable employment standards or human rights legislation or for severance pay, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney's fees. You acknowledge that this general release is not made in connection with an exit incentive or other employment termination program offered to a group or class of employees.

                If you have made or should hereafter make any complaint, charge, claim, allegation or demand, or commence or threaten to commence any action, complaint, charge, claim or proceeding, against any or all of the Releasees for or by reason of any cause, matter or thing whatsoever existing up to the present time, this Agreement may be raised as and shall constitute a complete bar to any such action, complaint, charge, claim, allegation or proceeding, and, subject to a favorable ruling by a tribunal of final jurisdiction, the Releasees shall recover from you, and you shall pay to the Releasees, all costs incurred by them, including their attorneys' fees, as a consequence of any such action, complaint charge, claim, allegation or proceeding; provided, however, that this is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission ("EEOC") in connection with any claim you believe you may have against any Releasee. However, by signing this Agreement, you agree to waive any right to recover in any proceeding you may bring before the EEOC (or any state human rights commission) or in any proceeding brought by the EEOC (or any state human rights commission) on your behalf.

                You specifically release all claims under the Age Discrimination in Employment Act ("ADEA") relating to your employment and its termination.

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                This release shall not apply to any claims you may have relating to the Company's performance of its obligations under this Agreement or under the Ancillary Documents (as defined in Section 13). In the event any action is commenced to enforce your rights under this Agreement or under any Ancillary
                Document, each party shall bear its own legal fees and expenses.

           6. You acknowledge that the payments and other considerations described in Sections 2, 3 and 4 above that you are receiving in connection with the foregoing release is in addition to anything of value to which you already are entitled from the Company.

           7. You hereby agree and acknowledge that you shall be bound by and comply with the restrictive covenants provided in Sections 7, 8 (as modified by clause (e) of the Letter Agreement), 9 and 10 of the Employment Agreement (the "Restrictive Covenants"), and that such Restrictive Covenants are hereby made part of this Agreement as if specifically restated herein and that the payments and other considerations described in Sections 2, 3 and 4 above that you are receiving are subject to and contingent upon your compliance with Restrictive Covenants. You also acknowledge that your receipt of certain benefits hereunder are affected by you obtaining subsequent employment and therefore you agree to notify the Executive Vice President of Human Resources in writing prior to the effective date of any full-time employment with a new employer or, if earlier, the effective date you become eligible to be covered by a comparable plans of a subsequent employer, as described in Section 2.

           8. You acknowledge and agree that, notwithstanding any other provision of this Agreement, if you breach any of your obligations under this Agreement or a Restrictive Covenant, (a) you will forfeit your right to receive the payment and other considerations described in Sections 2, 3 and 4 above (to the extent the payment was not theretofore paid) and the Company shall be entitled to recover any payments made to you or on your behalf, (b) the Vested Options shall expire as of the date of such breach to the extent not theretofore exercised and, if exercised as of the date of such breach, you shall immediately reimburse the Company for the profit upon exercise (such profit calculated as the difference between the (i) greater of either the Fair Market Value (as defined in the Option Plan) of a share of Common Stock on the date of exercise or the amount paid by the Company to you per share of Common Stock for the purchase of the shares acquired upon exercise, and (ii) exercise price, times the number of options exercised).

           9. You hereby agree that the breach of a Restrictive Covenant may cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach a Restrictive Covenant, the Company would be entitled to temporary and permanent injunctive relief in any court of competent jurisdiction (without the need to post any bond) without prejudice to any other remedies under this Agreement or otherwise.

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           10.  The Company affirms its obligation to indemnify, defend and hold you harmless, to the extent permitted by law, from and against all claims made by third parties against you arising out of actions taken by you in your capacity as an officer and director of the Company. You also agree to cooperate fully with the Company and the Releasees in connection with any existing or future litigation or proceedings involving the Company or any Releasee to the extent necessary and to notify the Company promptly upon receipt of any legal process or other request requiring you to testify, plead, respond, defend and/or produce documents relating to the Company or any Releasee.

                The Company represents that, as of the date of this Agreement, the Board of Directors is not aware of any claims that it has against you arising out of your employment with the Company; provided, however, that this shall not bar the Company from making any claims, charges or demands against you at any time in the future based on facts, circumstances or matters of which it may hereafter become aware regardless of when they occurred or to what time period they relate.

           11. This Agreement does not constitute an admission of liability or wrongdoing of any kind by you or the Company or its affiliates.

           12. The terms of this Agreement shall be binding on the parties hereto and their respective successors, assigns, heirs and representatives.

           13. This Agreement, together with the documents relating to the Vested Options and the Company Loan (collectively referred to as the "Ancillary Documents"), constitute the entire understanding of the Company and you with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or you to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

           14. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York.

           15. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

           16. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

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           17.  You acknowledge that, by your free and voluntary act of signing below, you agree to all of the terms of this Agreement and intend to be legally bound thereby.

           18. You acknowledge that you have received this Agreement on or before April 30, 2002. You understand that you may consider whether to agree to the terms contained herein for a period of twenty-one (21) days after the date hereof. However, the operation of the provisions of Sections 2 through 5 above may be delayed until you execute this Agreement and return it to the Company and it becomes effective as provided below. You acknowledge that you have consulted with an attorney prior to your execution of this Agreement or have determined by your own free will not to consult with an attorney.

           19. This Agreement will become effective, enforceable and irrevocable seven days after the date on which it is executed by you (the "Effective Date"). During the seven-day period prior to the Effective Date, you may revoke your agreement to accept the terms hereof by indicating in writing to the Executive Vice President of Human Resources your intention to revoke. If you exercise your right to revoke hereunder, you shall forfeit your right to receive any of the payments and other considerations provided for herein, and to the extent such payments have already been made, you agree that you will immediately reimburse the Company for the amounts of such payments.

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        If the foregoing correctly reflects our understanding, please sign the enclosed copy of this letter agreement, whereupon it will become a binding agreement between us.

                                                       J. CREW OPERATING CORP.

                                                       By: _____________________
                                                           Name:
                                                           Title:


Agreed to and accepted:


By:_______________________
     Mark Sarvary

Dated:     _________, 2002

Acknowledgment

STATE OF _________________)

                                ss:

COUNTY OF _______________)

On the __ day of _______, 2002, before me personally came Mark Savary who, being by me duly sworn, did depose and say that he resides at 7 Fox Run, Purchase, New York, and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Agreement set forth above, that he has reviewed all of the terms of the Agreement and that he fully understands all of its provisions, including without limitation, the general release and waiver set forth therein.

_________________________
Notary Public

Date:____________________

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